Exhibit 16.1


November 16, 1999


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:      ParkerVision, Inc.


Dear Sir/Madam:

We have read paragraph (a) of Item 4 included in the Form 8-K dated November 16, 1999 of ParkerVision, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours very truly,



 /s/ Arthur Andersen, LLP